Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Blue Bird Corporation
Macon, Georgia

We hereby consent to the incorporation by reference in the Preliminary Prospectus constituting a part of this Registration Statement of our reports dated December 17, 2020, relating to the consolidated financial statements and schedules and the effectiveness of Blue Bird Corporation’s internal control over financial reporting, of Blue Bird Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended October 3, 2020.

We also consent to the reference to us under the caption “Experts” in the Preliminary Prospectus.

/s/ BDO USA, LLP
Atlanta, Georgia

November 16, 2021